Exhibit 10.26

REVLON, INC.

AUDIT COMMITTEE PRE-APPROVAL POLICY

Statement of Principles

The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent auditor, KPMG LLP ("KPMG" or the "independent auditor"), in order to assure that KPMG's provision of such services do not impair its independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will also require specific pre-approval by the Audit Committee.

During 2003, the Audit Committee specifically pre-approved the services performed by KPMG in connection with (i) the Company's 2003 audit and (ii) the Company's $50 million rights offering. All of the other services performed by KPMG for the Company during 2003 from and after May 6, 2003 (the effective date of the applicable rules) were pre-approved in accordance with this Audit Committee Pre-Approval Policy and the Audit Committee was provided with quarterly updates as to the nature of such services and fees paid for such services.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on its subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Delegation

The Audit Committee may delegate pre-approval authority to one or more of its members. Specifically, the Chairman of the Audit Committee may approve services which are not prohibited services if the fees as to any applicable project will not exceed $35,000. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at least quarterly on the services provided by KPMG and the approximate fees paid or payable to KPMG for such services provided by KPMG during the preceding quarter, including a report on any services pre-approved during such quarter by the Chairman of the Audit Committee pursuant to this Section II.

Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee, except to the extent covered by the delegation authority under Section II above. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other matters. In addition to the annual Audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix A. All other Audit-related services not listed in Appendix A must be specifically pre-approved by the Audit Committee, except to the extent covered by the delegation authority under Section II above.

Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor's independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services listed in Appendix B. All other Tax services not listed in Appendix B must be specifically pre-approved by the Audit Committee, except to the extent covered by the delegation authority under Section II above.

All Other Services

The Audit Committee may grant general pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved the All Other services listed in Appendix C. Permissible All Other services other than those listed in Appendix C must be specifically pre-approved by the Audit Committee, except to the extent covered by the delegation authority under Section II above.

VII.    Prohibited Services

The Company will not retain its independent accountants for any services that are "prohibited services" as defined by applicable statutes or regulations, as may be in effect from time to time, including without limitation, those services prohibited by Section 201(a) of the Sarbanes-Oxley Act of 2002 and the SEC's rules and regulations and such other rules and regulations as may be promulgated thereunder from time to time. A list of the SEC's prohibited non-audit services as of April 1, 2003 is attached to this policy as Exhibit 1.

VIII.    Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

IX.    Procedures

Requests or applications to provide services that require specific approval by the Audit Committee may be submitted to the Audit Committee by the independent auditor and either the Chief Financial Officer, Treasurer and Controller or General Counsel.

Appendix A

Pre-Approved Audit-Related Services for Fiscal Year 2004

Dated: February 1, 2004

Service
1.	Due diligence services pertaining to potential business acquisitions/dispositions
2.	Financial statement audits of employee benefit plans
3.	Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
4.	Consultations by the Company's management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be "audit" services rather than "audit-related" services)
5.	Attest services not required by statute or regulation
6.	Audit work in connection with liquidations and contract terminations; legal entity dissolution/restructuring assistance; inventory audits; and statutory audit board oversight.
Total Annual Fees for Pre-Approved Audit-Related Services: $120,000

Appendix B

Pre-Approved Tax Services for Fiscal Year 2004

Dated: February 1, 2004

Service
1.	U.S. federal, state and local tax planning and advice
2.	U.S. federal, state and local tax compliance
3.	International tax planning and advice
4.	International tax compliance, including, without limitation, intercompany pricing studies and advance pricing agreements
5.	Review of federal, state, local and international income, franchise, and other tax returns, and assistance with tax audit and appeals
Total Annual Fees for Pre-Approved Tax Services: $785,000*

* Adds $285,000 to the 2003 service fee level of $500,000 as a result of a tax audit in Mexico.

Appendix C

Pre-Approved All Other Services for Fiscal Year 2004

Dated: February 1, 2004

Service
All other services (other than prohibited services) approved by the Chairman of the Audit Committee pursuant to Section II of this policy.	Total Annual Fees for Pre-Approved All Other Services: $35,000 per project

Annex 2

Statutory Audits 2004

Country	Firm	Services Provided	Estimated Annual Statutory Audit Fee
China	(i) Shanghai Xing Zhong CPAs Contact: Mr. Sheng Tel: 86-21-13061708813 (ii) Shanghai Zhong Hui CPAs Contact: Mr. Yu Wenhe Tel: 86-21-68876887 Note: 3 legal entities and firm (i) provides annual statutory audits and firm (ii) provides foreign currency audits	Statutory Audits	$3,000
Germany	Storch & Nigles Contact: Eva Storch, Regina Nilges Tel: 0049-2131-51-0006	Statutory Audits and bookkeeping	$21,000
Israel	Proshan & Co. Contact: Mr. Amos Proshan Tel: 972-3-566-4343 Note: 3 legal entities	Statutory Audits	$50,000
Italy	Piero Cacace (Independent) Tel: 36-06-3202435	Statutory Audits	$10,000
Poland	Ernst & Young Contact: Marcin Jurczak Tel: 0048-22-557-6000 Note: Closing down subsidiary	Statutory Audits and bookkeeping	$52,000
Switzerland	(see Germany)
TOTAL			$136,000